Exhibit 99.2

Alphabet Appoints Sundar Pichai to its Board of Directors
MOUNTAIN VIEW, Calif. – July 24, 2017 – Alphabet Inc. (NASDAQ: GOOG, GOOGL) today announced it has appointed Sundar Pichai to its Board of Directors. Mr. Pichai is the CEO of Google Inc. His appointment was effective July 19, 2017.
“Sundar has been doing a great job as Google’s CEO, driving strong growth, partnerships, and tremendous product innovation. I really enjoy working with him and I’m excited that he is joining the Alphabet board,” said Larry Page, CEO of Alphabet.
As Google’s chief executive officer, Sundar Pichai is responsible for Google’s product development and technology strategy, as well as the company’s day-to-day-operations.
Sundar joined Google in 2004 and helped lead the development of key consumer products which are now used by over a billion people. In 2014 he took over product, engineering, and research efforts for all of Google’s products and platforms. After years of working closely with Google’s co-founders, Larry Page and Sergey Brin, Sundar became Google’s CEO in August 2015.
About Alphabet Inc.
Larry Page and Sergey Brin founded Google in September 1998. Since then, the company has grown to more than 70,000 employees worldwide, with a wide range of popular products and platforms like Search, Maps, Ads, Gmail, Android, Chrome, and YouTube. In October 2015, Alphabet became the parent holding company of Google. You can read more about Alphabet’s mission at http://abc.xyz.
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